Exhibit 99.2

DaVita Closes Acquisition of DSI Renal, Inc.

DENVER—(BUSINESS WIRE)—DaVita Inc. (NYSE: DVA), a leading provider of kidney care services committed to improving the quality of life for those diagnosed with chronic kidney disease (CKD), announced today that it has closed its acquisition of DSI Renal, Inc. (“DSI”).

DaVita previously announced the signing of the Merger Agreement for this acquisition on Feb. 4, 2011. The closing follows the Federal Trade Commission’s issuance of a consent order approving the closing of the acquisition, conditioned on DaVita’s divestiture of 30 clinics (the majority of which were acquired from DSI). Specifically, DaVita will be divesting these clinics for $91 million subject to certain adjustments.

DaVita Chairman and CEO Kent Thiry stated, “The DaVita Village is excited to welcome the good people of DSI. We look forward to being able to bring the broader line of DaVita chronic kidney disease services to DSI patients, and we believe that this combination will enhance our ability to meet the needs of patients, physicians, payors and taxpayers over the long-term.”

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. DaVita strives to improve patients’ quality of life by innovating clinical care, and by offering integrated treatment plans, personalized care teams and convenient health-management services. As of June 30, 2011, DaVita operated or provided administrative services at 1,669 dialysis facilities, serving approximately 131,000 patients. DaVita supports numerous programs dedicated to creating positive, sustainable change in communities around the world. The company’s leadership development initiatives and social responsibility efforts have been recognized by Fortune, Modern Healthcare, Newsweek and WorldBlu. For more information, please visit www.davita.com.

Forward-Looking Statements

This release may contain forward-looking statements, within the meaning of the federal securities laws. All statements that do not concern historical facts are forward-looking statements and include, among other things, statements about our expectations, beliefs, intentions and/or strategies for the future. Factors which could impact future results include the uncertainties associated with our ability to complete any acquisition, merger or disposition that we might be considering or announce, or integrate and successfully operate any business we may acquire, and the other risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2010, and subsequent quarterly reports filed on Form 10-Q. Any forward-looking statements should be considered in light of these risks and uncertainties. We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

Contacts

DaVita Inc.

Investor Contact:

Jim Gustafson, 310-536-2585

Jim.gustafson@davita.com